                                                                     EXHIBIT 4.1

Notarial Deed A.Prot. 1999/251
dated 29.12.1999 of the Notary
Dr. Werner Wenger, Basel


                                 NOTARIAL DEED

                              Partners' Agreement


Negotiated at Basel, Switzerland, on the 29th (twenty-ninth) day of December 1999 (nineteen hundred and ninety-nine).

Before me, the undersigned Notary Public

                               Dr. Werner Wenger

at my official office at Basel, appeared today:

1.  Mr. Brian Jeffrey Schwab, lawyer, born on July 18, 1964, of French and
    -------------------------
    U.S.A. nationality, address: 7 rue des Pierres Plantees, F-69001 Lyon, who identified himself by presentation of his French and U.S. passports,

    and who declared not to act for himself, but in the name and on behalf of

    a) Aventis, formerly known as "Rhone-Poulenc SA", registered with the Commercial Register of Strasbourg under the number B 542 064 308, having its business address at Espace Europeen de l'Entreprise, F-67300 Schiltigheim, France

        based on a power of attorney, dated December 8, 1999, a fax copy of which was presented to the acting Notary, the original of which shall be attached to this deed as Exhibit A upon receipt;

    b) Rhone-Poulenc Sante Vegetale et Animale, registered with the Commercial Register of Lyon under the number B 352 704 746, having its registered office in F-69009 Lyon, 14-20, rue Pierre Baizet,

        based on a certified power of attorney, dated December 10, 1999, a certified copy of which was presented to the acting Notary and is attached to this deed as Exhibit B.

2.  Mr. Joachim Thole, Attorney-at-law, born on November 9, 1963, of German
    ------------------
    nationality, business address: c/o Hoechst Aktiengesellschaft, D-65926 Frankfurt am Main, personally known to the acting Notary,

    and who declared not to act for himself, but in the name and on behalf of

    Hoechst Aktiengesellschaft,
    registered with the Commercial Register of the Local Court of Frankfurt am Main under the number HRB 14500, having its business seat at D-65926 Frankfurt am Main, Germany,

    based on a certified power of attorney, dated December 16, 1999, the original of which was presented to the acting Notary and a hereby certified copy of which is attached to this deed as Exhibit C.

3.  Mr. Horst Krueger, Attorney-at-law, born on July 6, 1946, of German
    -----------------
    nationality, business address: c/o Schering Aktiengesellschaft, Muellerstrasse 178, D-13353 Berlin, Germany, personally known to the acting Notary,

    and who declared not to act for himself, but in the name and on behalf of

    a)  Schering Aktiengesellschaft,
        registered with the Commercial Register of the Local Court of Berlin-Charlottenburg under the number 93 HRB 283, having its business address at Muellerstrasse 170-178, D-13342 Berlin, Germany,

        based on a certified power of attorney, dated December 20, 1999, the original of which was presented to the acting Notary and a hereby certified copy of which is attached to this deed as Exhibit D.

    b)  NOR-AM Chemical Company,
        340 Changebridge Road, P.O. Box 1000,
        Montville, New Jersey 07045-1000, USA

        based on a certified power of attorney, dated December 17, 1999, the original of which was presented to the acting Notary and a hereby certified copy of which is attached to this deed as Exhibit E.

                             ____________________

The persons appearing requested this Notarial Deed to be recorded in the English language. The acting Notary Public, who is in sufficient command of the English language, ascertained that the persons appeared are also in command of the English language. After having been instructed by the acting Notary Public, the persons appeared waived the right to obtain the assistance of a sworn interpreter and to obtain a certified translation of this Deed.

The acting Notary advised the persons appearing that a notary who or whose partners in the law firm have formerly acted as legal advisors to one of the parties involved in the matter to be notarized would not be entitled to take office as a notary in the matter at hand pursuant to (S) 233 Sect. 1(4) of the Introductory Act of the Canton Basel-City relating to the Swiss Civil Code which provision corresponds with the so-called "Vorbefassungsverbot" under the German Act of Notarization ((S) 3 Sect. 1(7)). The acting Notary states that he himself and his firm have not been involved in the matter at hand in the meaning of said provisions. By approving the present Agreement, the Parties hereto shall confirm such statement of the acting Notary.

                             ____________________

The persons appearing ask for the notarization of the following Partners' Agreement.

                              PARTNERS' AGREEMENT

                                     AMONG


Schering AG
13342 Berlin
Germany

                                                        (hereinafter "Schering")
                                      and


NOR-AM Chemical Company
340 Changebridge Road
P.O. B. 1000
Montville, New Jersey 07045-1000
(and its legal successor, if any)


                                      and

Hoechst AG
65926 Frankfurt am Main
Germany

                                                         (hereinafter "Hoechst")


                                      and

Aventis
Espace Europeen de l'Entreprise
67300 - Schiltigheim

                                                         (hereinafter "Aventis")

                                      and

Rhone-Poulenc Sante Vegetale et Animale
14-20, rue Pierre Baizet
B.P. 9163
69009 Lyon

                                   RECITALS

WHEREAS, Hoechst and Aventis suggested to Schering to combine the worldwide agro businesses of Aventis on the one hand and of Hoechst and Schering on the other hand. Schering has agreed to such combination and to participate therein;

WHEREAS, through such a combination of businesses, the direct or indirect equity participation of Schering would be substantially reduced against its current shareholding in AgrEvo which it considers strategic;

WHEREAS, the Principals (as defined below) have entered into an Agro Business Combination Agreement dated June 23, 1999 (the "Agro Business Combination Agreement") whereby Hoechst and Aventis gave certain assurances to Schering, as described in more detail therein;

WHEREAS, (S) 3 of the Agro Business Combination Agreement provides that a partners' agreement will be entered into among the Parties to reflect the terms thereof;

WHEREAS, the Parties wish to set forth their respective rights in the Company (as defined below);

NOW, THEREFORE, in consideration of the respective covenants of the Parties as set forth below, the Parties agree as follows:


ARTICLE I - CERTAIN DEFINITIONS

The following capitalized terms used in this agreement shall have the following meanings:

"Affiliate" shall mean, with respect to a person, any entity (i) which, directly or indirectly, holds in such person, or is held by such person with, 50% (fifty percent) or more of the capital or voting rights, or (ii) which directly or indirectly controls, is controlled by, or is under joint control with, such person. For purposes of this agreement, any reference to a Wholly Owned Affiliate of a person shall mean any entity of which all of the capital and voting rights are held by such person, except for any directors' qualifying shares or similar requirements.

"AgrEvo" shall mean AgrEvo GmbH and AgrEvo US.

"AgrEvo GmbH" shall mean Hoechst Schering AgrEvo GmbH, a German company located in Berlin, Germany.

"AgrEvo US" shall mean AgrEvo USA Company, a partnership governed by Delaware law.

"Closing" shall have the meaning set forth in Section 11.2 hereof.

"Company" shall have the meaning set forth in Section 2.2 hereof.

"Control" shall be determined according to (S) 17 AktG (German Corporation Act) or any successor thereof.

"Group" shall mean the Hoechst Group, the Aventis Group or the Schering Group, as the case may be.

"Hoechst Group" shall mean Hoechst and any other direct or indirect Wholly Owned Affiliate of Hoechst which is or becomes a shareholder in the Company.

"Hoechst Party" shall mean a member of the Hoechst Group.

"Party" shall mean any of Aventis, Rhone-Poulenc Sante Vegetale et Animale, Hoechst, Schering, NOR-AM Chemical Company (and its legal successor, if any) and any of their direct or indirect Wholly Owned Affiliates which becomes a shareholder in the Company.

"Principal" shall mean Aventis, Hoechst or Schering, as applicable.

"Aventis Group" shall mean Aventis, Rhone-Poulenc Sante Vegetale et Animale, and any other direct or indirect Wholly Owned Affiliate of Aventis which is or becomes a shareholder in the Company, with the exception of the Hoechst Group.

"Aventis Party" shall mean a member of the Aventis Group.

"RP Agro" shall mean Rhone-Poulenc Agro S.A., a French company located in Lyon, France.

"Schering Group" shall mean Schering, NOR-AM Chemical Company (and its legal successor, if any), and any other direct or indirect Wholly Owned Affiliate of Schering which is or becomes a shareholder in the Company.

"Schering Party" shall mean a member of the Schering Group.

"Shares" shall mean (i) shares and any other title representing a share of the capital and/or granting voting rights, issued or to be issued by the Company, and (ii) rights which might be detached from these shares or titles, such as preferential rights of subscription or attribution, and (iii) titles providing access to the share capital of the Company and/or providing voting rights in the Company by way of conversion, exchange, reimbursement or any other manner and
(iv) any title which could result from these shares, rights and titles provided in paragraphs (i) to (iii) hereof or which could be substituted to these shares, rights and titles through any transaction in which the Company would be involved.


ARTICLE II - BUSINESS COMBINATION

2.1 The Parties agree to operate a worldwide agro business, in particular integrating the existing businesses of RP Agro and AgrEvo, realizing synergies and extending the businesses as well as developing new businesses in this field.

2.2 Therefore, Schering on behalf of itself and its Wholly Owned Affiliates gives its consent to (i) the transfer by Hoechst of its shares in AgrEvo GmbH (required under (S) 11(1) of the AgrEvo partners' agreement between Schering and Hoechst dated November 25, 1993 (the "AgrEvo Agreement")) to AgrEvo Participations S.A., Gif-sur-Yvette, France, or into another agreed holding company using a new name for the agro business (the "Company"), and any transfer necessary to achieve the envisaged corporate structure, (ii) the direct or indirect transfer of Hoechst's stake in AgrEvo US into the Company (which consent is being given pursuant to Section 5.01 of the U.S. Partnership Agreement), and any transfer necessary to achieve the envisaged corporate structure, and (iii) the acquisition of competing activities by Hoechst through its business combination with Aventis (required under (S) 17 of the AgrEvo Agreement).

     In addition, Hoechst on behalf of itself and its Wholly Owned Affiliates gives its consent to (i) the transfer by Schering of its shares in AgrEvo GmbH (required under (S) 11(1) of the AgrEvo Agreement) to the Company, and any transfer necessary to achieve the envisaged corporate structure, and
     (ii) the direct or indirect transfer of Schering's stake in AgrEvo US into the Company (which consent is being given pursuant to Section 5.01 of the U.S. Partnership Agreement), and any transfer necessary to achieve the envisaged corporate structure.

2.3 In addition, Schering both (i) waives its call option rights under (S) 15(1) of the AgrEvo Agreement and consents to the change of control of Hoechst, by way of the Exchange Offer (as defined below), and (ii) will participate in the integration of AgrEvo with RP Agro in the Company, and in particular will directly or indirectly contribute its shares in AgrEvo GmbH and its stake in AgrEvo US to the Company.

2.4 It is further agreed that the following rights in the Company are granted to the Schering Parties in consideration of the aforementioned consents, waiver and participation by Schering.


ARTICLE III - CONTRIBUTIONS TO THE COMPANY

In order to implement the business combination referred to in the opening recital hereof, the following contributions to the Company shall be made by the Parties at Closing. The Parties agree to enter into all necessary agreements, and to take all appropriate actions, in order to implement these contributions.

3.1  Contributions of the Aventis Parties
     ------------------------------------

     The Aventis Parties shall contribute or cause to be contributed to the Company all of the shares in RP Agro, including all of the shares of RP Holdings Inc.

3.2  Contributions of Hoechst
     ------------------------

     Hoechst shall contribute or cause to be contributed to the Company (i) all of its shares in AgrEvo GmbH and (ii) all of its direct and indirect stake in AgrEvo US.

3.3  Contributions of the Schering Parties
     -------------------------------------

     The Schering Parties shall contribute or cause to be contributed to the Company (i) all of its shares in AgrEvo GmbH and (ii) all of its direct and indirect stake in AgrEvo US.


ARTICLE IV - SHAREHOLDING

4.1 Upon the consummation of the contributions referred to in Article III hereof, the Company will (directly or indirectly) be owned by Hoechst, Schering and Aventis. Schering will (directly or indirectly) own shares in the Company in accordance with its current shareholding in AgrEvo (40%) and according to the relative value of AgrEvo and RP Agro.

4.2 The values of both AgrEvo and RP Agro have been determined by investment bankers representing Aventis, Hoechst and Schering, using customary valuation methods and giving in particular consideration to the potential of the product pipeline, the circumstances described in the Preamble hereof and Schering's commitment to participate pro-rata in an increase of the capital reserves of AgrEvo GmbH in the amount of DM 772 (seven hundred seventy-two) million prior to Closing and in any event prior to December 31, 1999. The resulting direct and indirect equity participation for Schering in the Company was determined to be 24% (twenty-four per cent).

4.3 The determination of the equity participation of 24% is based in part on the following items which are hereby represented by Aventis:

     (i) the net equity of RP Agro as of September 30, 1998 was not lower than FF 1.8 billion;

     (ii) the net financial debt, taking into account the Capital Equity Notes, of RP Agro as of September 30, 1998 did not exceed DM 2.3 billion;

     (iii) provisions and funding in respect of the post-retirement benefits of RP Agro as of December 31, 1998 was not lower than 88.5% of the projected benefit obligations calculated according to SFAS 87.

4.4 Schering has been entitled to participate in the pre-closing due diligence into RP Agro for information purposes only.

ARTICLE V - GOVERNANCE OF THE COMPANY

5.1  Corporate Bodies of the Company
     -------------------------------

     The Company shall be a French corporation with a dual board structure (societe anonyme a directoire et conseil de surveillance), whose corporate bodies shall be:

     (i)    the shareholders' meeting;
     (ii)   the supervisory board (conseil de surveillance); and
     (iii)  the management board (directoire).

5.2  Shareholders' Meeting
     ---------------------

     (a) The shareholders' meeting of the Company shall meet at least once a year.

     (b) Unless otherwise required by applicable corporate law, decisions at shareholders' meetings shall be taken by simple majority. The Company will have only one class of Shares, unless otherwise decided by the extraordinary shareholders' meeting of the Company (which would result in an amendment to its articles of incorporation). Each share shall carry one vote. The Parties shall ensure that the articles of association of the Company will not provide for any double voting rights.

5.3  Supervisory Board (Conseil de surveillance)
     -------------------------------------------

     5.3.1  Composition and Meetings of the Supervisory Board
            -------------------------------------------------

     (a) The supervisory board of the Company shall supervise the actions of the management board and shall vote on the matters subjected to its consent. The supervisory board may establish committees, such as a finance committee, an audit committee and a compensation committee.

            The members of the supervisory board of the Company shall be appointed for a period of 5 (five) years, which shall terminate, unless terminated earlier, at the end of the general shareholders' meeting of the Company called to approve the annual accounts of the Company which is held in the year during which the term of said members expires. Any member of the supervisory board shall remain in office for the term he/she is appointed for unless he/she is revoked by the shareholders' meeting of the Company or he/she resigns or dies. Members of the supervisory board of the Company may be re-elected. The members of the supervisory board shall among themselves elect a chairman and a vice-chairman, which shall be individuals.

            Vacancies shall be filled as soon as possible. The Parties shall ensure that in case of a replacement of a vacancy, the new member of the supervisory board which is elected or coopted shall be chosen from a list of candidates submitted by the Group who had nominated the member to the now vacant position.

            (b)  (i)  The representation of the Hoechst Group, the Aventis Group and the Schering Group on the supervisory board of the Company shall be proportional to their respective equity interest in the Company, provided that at all times (subject to the provisions of Section 12.1 hereof) at least one of the supervisory board members shall be elected from a list of candidates submitted by Schering. The initial supervisory board of the Company shall be composed of four members, which shall be appointed by the general meetings of the shareholders of the Company. No more than one-third of the members of the supervisory board at any time may be 75 (seventy-five) years of age or more. In the event that more than one third of the members of the supervisory board become 75 (seventy-five) years of age or more, the oldest member(s) shall be deemed to resign immediately.

                 (ii) The initial supervisory board being composed of four
                      members, the Parties shall ensure that their respective representation on the initial supervisory board shall be as follows:

                      - two members shall be elected from a list of candidates submitted by the Aventis Group, which will initially hold 47.56 % of the Company (such percentage to be adjusted subsequently to 47.93% pursuant to Section
                         11.4 hereof);

                      - one member shall be elected from a list of candidates submitted by the Hoechst Group, which will initially hold 28.27 % of the Company (such percentage to be adjusted subsequently to 28.07% pursuant to Section
                         11.4 hereof), and

                      - one member shall be elected from a list of candidates submitted by the Schering Group, which will initially hold 24.17 % of the Company (such percentage to be adjusted subsequently to 24.0% pursuant to Section 11.4 hereof).

                      The Parties shall be free to determine the number of candidates included in their respective lists of proposals.

               (iii) In addition, the Parties shall ensure that the Schering Group will have the right to a representation on any committee of the supervisory board reflecting its shareholding ratio in the Company, and which shall not be less than one seat on any such committee.

               (iv) The articles of association of the Company shall provide that each member of the supervisory board shall be required to hold one share in the Company. As a result, in order to preserve each Group's ownership in the Company, each Group shall lend each of the members of the supervisory board elected from the list of candidates submitted by it one share pursuant to a "pret de consommation" (share loan transferring the ownership of the share). The "pret de consommation" shall provide that the holder of the share shall grant to the relevant Party, no later than fifteen days prior to each shareholders' meeting of the Company, a power of attorney to vote the share at such meeting, failing which the "pret de consommation" shall automatically terminate and the share shall automatically be re-transferred to the relevant Party who had lent the share. The "pret de consommation" shall also provide that upon the holder ceasing to be a member of the supervisory board for any reason whatsoever, the holder shall be deemed irrevocably to have re-transferred the share to the relevant Party. In addition, each member of the supervisory board shall, in its role as a shareholder, grant an irrevocable power of attorney to the holder of the Company's share register to proceed with all formalities to effect such re-transfer to the relevant Party.

          (c) The supervisory board of the Company shall meet at least once every quarter and as often as the interest of the Company so requires. Meetings of the supervisory board of the Company shall be called by the chairman of the supervisory board, either on his own initiative or at the request of any member of the supervisory board or of any member of the management board. If following such a request the chairman of the supervisory board fails to convene such a meeting, the requesting persons may convene the meeting themselves.

               Meetings of the supervisory board of the Company shall be convened in writing (including by fax), upon no less than eight days' prior notice. Meetings of the supervisory board shall take place at the registered office of the Company or at any other place indicated in the invitation, whether in France or abroad.

               Resolutions may be taken if a quorum is met. A quorum shall exist in a meeting of the supervisory board if at least half of all the members of the supervisory board attend the meeting, provided that in any case at least two members of the supervisory board must attend.

               Resolutions of the supervisory board and any committee of the supervisory board shall be taken by simple majority of all the members present or represented at the meeting, provided that the rights of Schering pursuant to Section 6.2 hereof shall remain unaffected. The chairman of the supervisory board and any committee thereof shall not have a casting vote, and the by-laws of the Company shall so provide.

               Any member of the supervisory board may vote by proxy by giving a power of attorney to another member of the supervisory board; provided, however, that at any one meeting of the supervisory
               --------  -------
               board, a member of the supervisory board present at such meeting may only carry one proxy.

               The working language of the supervisory board shall be English, unless otherwise required by mandatory law, in which case an English language translation shall be provided simultaneously.

     5.3.2  Powers of the supervisory board
            -------------------------------

     (a) The supervisory board shall exercise the permanent supervision of the management of the Company by the management board and shall vote on the matters subjected to its consent.

     (b) The supervisory board shall exercise all the powers assigned to it by applicable law, including, but not limited, to the following:

            (i) appointment of the members and the chairman of the management board (president du directoire) and any managing director (directeur general);

            (ii) proposal to the general shareholders' meeting for the revocation of any member(s) of the management board;

            (iii) determination of the compensation of the members of the management board;

            (iv) at any time of the year, the supervisory board shall carry out such verifications and supervision as it deems appropriate and may require any document which it deems useful for the accomplishment of its duties;

            (v) the supervisory board shall present to the annual ordinary general shareholders' meeting of the Company its observations on the report of the management board and on the annual accounts;

            (vi)   approval of third-party guarantees given by the Company.

            (vii) approval of the complete or partial divestment of equity interests (participations) in other entities;

            (viii) approval of the sale of real estate assets (immeubles par nature).

            (ix) approval of pledges and other sureties granted by the Company.

          The Parties shall use their best efforts so that the members of the supervisory board establish appropriate delegations to the management board, with the power to sub-delegate, with respect to the decisions referred to in clauses (vi) through (ix) immediately above.

     (c) The powers of the supervisory board will also include, in addition to the legal requirements, approval of the following actions:

          (i)   the annual budget;

          (ii) any capital expenditures and investments by the Company not contemplated by the annual budget and exceeding Euro 50 (fifty) million; and

          (iii) any matter otherwise deemed material by the management board and submitted to the supervisory board for approval.

5.4  Management Board (Directoire)
     -----------------------------

     5.4.1  Composition and Meetings of the Management Board
            ------------------------------------------------

     (a) The Company shall be managed by a management board, which shall be a collegial entity composed of up to five individuals appointed by the supervisory board of the Company and which shall be responsible for deciding general policy matters and determining the overall business and financial strategy of the Company, under the supervision of the supervisory board. The management board may establish committees. The initial management board of the Company shall be composed of two members.

            The Parties acknowledge and agree that the Schering Group shall have no right to any representation on the management board of the Company.

            No person may be appointed as a member of the management board if he/she is over 70 (seventy) years of age. Any member of the management board who reaches the age of 70 (seventy) shall be deemed to have resigned from office at the end of the following meeting of the supervisory board.
            Members of the management board shall not be required to hold shares in the Company.

     (b) The members of the management board of the Company shall be appointed for a period of 5 (five) years, which shall terminate at the end of the general shareholders' meeting of the Company called to approve the annual accounts of the Company which is held in the year during which the term of said members expires. Any member of the management board shall remain in office for the terms he/she is appointed for unless he/she is revoked by the shareholders' meeting of the Company or he/she resigns or dies. Members of the management board of the Company may be re-elected. Vacancies shall be filled as soon as possible.

     (c) The management board of the Company shall meet or shall be consulted as often as the interest of the Company so requires. The management board shall meet or be consulted at the invitation of its chairman or of any of its members at the registered office of the Company or, if the management board is convened by its chairman, at any other place indicated in the invitation. The invitation may be made by any means, even orally. The meeting may take place either physically in France or abroad or by any means of communication allowing an instant debate among the members of the management board (e.g., video conference, conference call...).

            Resolutions may be taken if a quorum is met. A quorum shall exist if at least half of all the members of the management board participate, provided that in any case at least two members of the management board must participate in the resolution. The resolutions of the management board may be achieved by correspondence, telephone, telecopy, telex, Internet or by any other means.

            Resolutions of the management board shall be taken by a majority of the members present or represented at the relevant meeting. The chairman of the management board shall not have a casting vote.

            Any member of the management board may vote by proxy by giving a power of attorney to another member of the management board; provided, however, that at any one meeting of the management board,
            --------  -------
            a member of the management board participating in such meeting may only carry one proxy.

            The decisions of the management board shall be stated in minutes signed by the chairman of the management board or, if the chairman did not attend the meeting, by two members of the management board. The minutes of the management board are recorded in chronological order in a register numbered and initialed.

            The working language of the management board shall be English, unless otherwise required by mandatory law, in which case an English language translation shall be provided simultaneously.

     5.4.2  Powers of the Management Board
            ------------------------------

            The management board shall have the broadest powers to act in all circumstances on behalf of the Company, provided that such actions fall within the definition of the corporate purpose of the Company as described in the articles of incorporation, and subject to the powers granted to the supervisory board and the shareholders' meetings.

     5.4.3  Intragroup Transactions
            -----------------------

     (a) Aventis will provide to the Company services including services from the finance, controlling, legal, insurance, tax, HR, communication, IT strategy and pension functions. All such services (like all other agreements entered into between Aventis and the Company or its subsidiaries) will be at arm's length terms and conditions. For such services Aventis will charge the Company a fee of Euro 24 (twenty-four) million for the year 2000. This amount includes projects as well as consultants' and lawyers' fees and other out-of-pocket expenses borne by Aventis. A brief summary report of the costs of the services as billed to the Company pursuant to this section 5.4.3(a) will be provided on an annual basis to the audit committee of the supervisory board.

     (b) Adjustments to this amount for the subsequent years, if any, shall reflect both inflation and rationalization in rendering the services by Aventis and will in each case require the consent of Schering, which shall not be unreasonably withheld or delayed.

     (c) Aventis will not charge additional fees in consideration of the purchasing advantage that the Company may benefit from the Company's suppliers of goods and services due to the fact that the Company belongs to the Aventis group.

     (d) The Company may use in its worldwide business the Aventis name in accordance with the Aventis communication policy, without additional compensation.


ARTICLE VI - MINORITY PROTECTION

6.1  Information
     -----------

     All of the representatives on the Company's supervisory board, including the representatives of the Schering Group, and in board committees, if any, will be provided with all information necessary for their representation. In addition, the representatives of the Schering Group will be provided with the same information at the same time as that given to other supervisory board or committee members acting in their capacity as such.

6.2  Decisions Requiring the Consent of the Schering Parties
     -------------------------------------------------------

     Notwithstanding the rights of the Schering Parties under applicable corporate laws, only the following resolutions of the Company will require the consent of the Schering Parties, which shall not be unreasonably withheld:

     (i) change in the articles of association of the Company, except as provided in section 6.3 hereof;
     (ii)  change of corporate form.

6.3  Capital Increase
     ----------------

     The Hoechst Parties and the Aventis Parties shall have the right to increase the share capital of the Company, unless the Schering Parties demonstrate that such increase is not intended for financing capital expenditures or investments. The Schering Parties will not be required but will have the opportunity to participate in such capital increases of the Company in order to maintain their level of ownership. Capital increases will be effected at fair market value as determined, if necessary, by a jointly appointed expert.

6.4  Dividends
     ---------

     Legally distributable profits of the Company group will be distributed unless needed to maintain the initial ratio of equity to balance sheet total. The shareholders of the Company will, on an annual basis, hold good faith discussions on the appropriate dividend policy in light of the Company's capital requirements.

6.5  Financial Statements
     --------------------

     The financial statements (year-end and quarterly) of the Company will be prepared in accordance with US GAAP or French GAAP, depending on the accounting of Aventis. In case of an adoption of French GAAP, the Company will, to the extent required to avoid having an amount of profit and equity available for dividends that is below the amount that would have resulted under US GAAP, exercise all optional accounting and valuation rules available under French GAAP so as to produce results as close as possible to those produced under US GAAP, and will provide Aventis and Schering with the information required for a reconciliation to US GAAP.


ARTICLE VII - RESTRUCTURING

7.1 The Parties agree to cause the Company to integrate the business of AgrEvo and RP Agro in order to realize the greatest possible synergies (e.g. global headquarters). Aventis and Hoechst shall ensure that Schering receives information on the restructuring plans and has the possibility to provide its input. Schering will further have a right to veto any restructuring that could affect the tax-free transfer of Schering's shares in AgrEvo GmbH to the Company, in particular a relocation outside Germany of AgrEvo GmbH's registered office (Firmensitz), a post Closing transfer of AgrEvo GmbH shares and a merger or the liquidation of AgrEvo GmbH. In addition, Schering's consent shall be required (which shall not be unreasonably withheld) for (i) a post Closing liquidation or selection of merger structure of the Company and (ii) within a period of 24 (twenty-four) months after Closing, any restructuring that would invalidate the tax-free nature of NOR-AM Chemical Company's contribution of its stake in AgrEvo US to the Company, provided such action under (i) or (ii) would severely affect Schering's tax position.

7.2 The Parties shall cause the Company to indemnify Schering against any costs and expenses caused by former Schering employees which Schering might incur as a consequence of rationalizing the AgrEvo headquarters in Berlin, up to an aggregate maximum of DM 12 (twelve) million (the "Cap"). In case Schering intends to settle any valid claims of former Schering employees against it in the pre-trial period and intends to make a claim of indemnification against the Company as a part of the Cap, Schering shall not finalize such settlement without the Company's prior consent which shall not be unreasonably withheld. Under the condition that no claim for indemnification has been made against the Company pursuant to this Section 7.2, Schering shall have the right but not the obligation to release the Company from such indemnity within 1 (one) year from Closing against payment of DM 1 (one) million by the Company.


ARTICLE VIII - RESEARCH COOPERATION

8.1 Consistent with the existing research cooperation between Schering and AgrEvo, a research cooperation between Schering and the Company shall be established which -- subject to pre-existing contractual obligations vis-a-vis third parties or one of the Parties -- shall provide for a mutual exchange of compounds, libraries and screening possibilities (together the "Compounds"). It is the understanding of the Parties that Schering shall grant to the Company the right of testing the Compounds of Schering and its controlled entities (the "Schering Compounds") for a period of 15 (fifteen) months beginning with the receipt of the Compounds. This also includes the right for the Company to provide the respective legal entities owning the animal health and nutrition businesses of the Aventis group and the Hoechst group (together, the "Aventis Animal Health Businesses") with the Schering Compounds. After expiration of this period, the Company shall have a period of 60 (sixty) days to exercise its rights for an exclusive, worldwide, irrevocable license with the right to sublicense to Affiliates for Schering Compounds in the fields of business of the Company and the Aventis Animal Health Businesses.

8.2 The Parties further agree that the respective legal entity(ies) owning the human pharma business of the Aventis group and the Hoechst group (together, the "Aventis Pharma Business") shall have a right of first testing the Compounds of the Company and its controlled entities (the "Company's Compounds") for a limited period of 9 (nine) months beginning with the receipt of the Company's Compounds. After expiration of this period, the Aventis Pharma Business shall have a period of 60 (sixty) days to exercise its rights for an exclusive, worldwide, irrevocable license with a right to sublicense to Affiliates for the Company's Compounds in the human pharmaceutical business.

8.3 With regard to all the Company's Compounds for which this right is not exercised within the above mentioned 60 (sixty) day period, the Company is obliged to grant to Schering the right of testing the Company's Compounds for its human pharmaceutical business for a limited period of 15 (fifteen) months beginning with the receipt of the Compounds. After expiration of this period, Schering shall have a period of 60 (sixty) days to exercise its rights for an exclusive, worldwide, irrevocable license with the right to sublicense to Affiliates for the Company's Compounds in Schering's human pharmaceutical business.

     In case Schering does not exercise its rights, the Company is free to dispose of these Compounds.

8.4 Notwithstanding the foregoing, the Parties agree that the Compounds can be kept for future testing provided, however, that no right to license the Compounds for any use is granted hereby. The proprietary or license rights of Schering and the Company relating to any Compounds provided hereunder will be respected.

8.5 Any license right mentioned in this Article VIII will be at market conditions.

8.6 The Parties shall use reasonable efforts to negotiate research cooperation agreements embodying the provisions set forth in this Article VIII as soon as reasonably possible. For the avoidance of doubt, the Parties acknowledge and agree that pending the execution of these research cooperation agreements, the provisions set forth in this Article VIII shall govern and apply to their research cooperation.

8.7 The Parties acknowledge and agree that the research cooperation arrangements set forth in this Article VIII and in the research cooperation agreements to be entered into in accordance with the provisions of this
     Article VIII may be terminated by any Party if (i) neither the Aventis Group nor the Hoechst Group holds Shares in the Company, or (ii) the Schering Group ceases to hold any Shares in the Company.


ARTICLE IX - TRANSFER OF SHARES

9.1 (a) Until December 31, 2003, no Party shall be entitled to transfer in any manner its Shares in the Company to a third party. In addition, no Party shall be entitled at any time to pledge all or part of its Shares in the Company. Notwithstanding the foregoing, for purposes of this Article IX, a transfer of Shares (i) between a Hoechst Party and an Aventis Party or (ii) by the direct or indirect Wholly Owned Affiliates of the Principals holding Shares in the Company to their respective parent companies or to direct or indirect Wholly Owned Affiliates of the Principals shall not be considered as a transfer to a third party; provided, however, that any such transfer shall only be
                         --------  -------
          made and effective on the condition that such transferee shall have agreed in writing prior to the consummation of the contemplated transfer to become a party to this agreement and assume and be bound by all of the obligations of the transferor under this agreement.

     (b) Should any member of the Hoechst Group, the Aventis Group or the Schering Group, as the case may be (the "Selling Partner(s)") want to transfer all or part of its Shares in the Company to a third party at any time during the term of this agreement after December 31, 2003, the other Group(s) (the "Other Partner(s)") shall have a preemptive right (Vorkaufsrecht) for such Shares in the Company of the Selling Partner(s). In case a Schering Party is the Selling Partner to a third party, Hoechst and Aventis or any of their direct or indirect Wholly Owned Affiliates shall be entitled to acquire all, but no less than all, such offered Shares in the Company from the relevant Schering Party(ies). In case a Hoechst Party and/or an Aventis Party are/is the Selling Partner(s) to a third party, Schering or any of its direct or indirect Wholly Owned Affiliates shall be entitled to acquire all, but no less than all, such offered Shares in the Company from the relevant Hoechst Party(ies) and/or Aventis Party(ies). In any event, the Selling Partner(s) shall invite the Other Partner(s) to join in the sales process at the sole discretion of said Other Partner(s).

          The preemptive right referred to above shall be implemented as follows:

          (i) The Selling Partner(s) shall promptly notify the Other Partner(s) in writing of its/their intention to transfer all or part of its/their Shares in the Company. Such notification shall include the number of Shares intended to be offered for sale.

          (ii) After complying with its notification obligation described in clause (i) immediately above, a Selling Partner(s) may negotiate a bona fide offer (the "Offer") from any third party (the "Bona Fide Purchaser") to purchase all or part of the Selling Partner's Shares in the Company, provided, however, that in the
                                                 --------  -------
                event such bona fide offer includes Non-Cash Consideration (as defined below), the Selling Partner(s) shall, as a condition of validity of such bona fide offer, include in the agreement with the Bona Fide Purchaser a provision whereby the Bona Fide Purchaser shall have the obligation, if necessary, to provide complete access to all relevant books, documents and corporate records to the investment bankers appointed in order to determine the fair market value of the offer. In the event that the Selling Partner(s) has/have negotiated an Offer from a Bona Fide Purchaser, the Selling Partner(s) shall promptly, and no later than twenty (20) days after the execution of the relevant agreement with the Bona Fide Purchaser, deliver a written notice (the "Offer Notice") of the Offer to the Other Partner(s), indicating the name of the Bona Fide Purchaser, the identities of the persons or entities that ultimately control the Bona Fide Purchaser, the Offer price, including the amount and kind of consideration proposed to be paid with respect to such transfer (the "Offer Price") and including a certified copy of all of the agreements entered into with the Bona Fide Purchaser relating to the Offer. The delivery of the Offer Notice by the Selling Partner(s) to the Other Partner(s) shall constitute an offer to sell the relevant Shares at the Offer Price and on terms and conditions identical to those specified in the Offer Notice (subject to any changes necessary in order to allow the replacement of Non-Cash Consideration, as defined in paragraph
                (iv) below, with cash, pursuant to paragraph (iv) below).

          (iii) Upon receipt of an Offer Notice, the Other Partner(s) shall have the right to acquire all of the Shares offered by the Selling Partner(s) at a price equal to the Offer Price and on terms and conditions identical to those specified in the Offer Notice (subject to any changes necessary in order to allow the replacement of Non-Cash Consideration, as defined in paragraph (iv) below, with cash, pursuant to paragraph (iv) below). The Selling Partner(s) shall be irrevocably bound to transfer all of the relevant Shares to the Other Partner(s), at the Offer Price, and on terms and conditions identical to those specified in the Offer Notice (subject to any changes necessary in order to allow the replacement of Non-Cash Consideration, as defined in paragraph
                (iv) below, with cash, pursuant to paragraph (iv) below) in the event the Other Partner(s) decide to exercise such right. In order to exercise the right described in this sub-section (iii), the Other Partner(s) must notify the Selling Partner(s) in writing of its/their election (a "Notice of Election") to exercise such right within 60 days after receipt of the Offer Notice. For purposes of this clause (iii), the "Transferring Period" shall be defined as the period ending 90 days after the end of the 60-day period referred to in the immediately preceding sentence, or such larger period (up to 270 days in the aggregate) as is required by the necessity of obtaining any material approval or consent from the public authority before proceding with the transfer of the Company Shares offered by the Selling Partner(s), to the extent that (and only for the additional period during which) such approval or consent has not been obtained for any reason other than the failure by the Selling Partner(s) or by the Bona Fide Purchaser to diligently attempt to obtain such consent or approval.

                If the Other Partner(s) do not elect to exercise its/their right by delivery of a Notice of Election within such 60-day period,
                (x) the Selling Partner(s) may transfer the Company Shares offered within the Transferring Period to the Bona Fide Purchaser for the Offer Price and on the terms and conditions set forth in the Offer Notice, and (y) the Other Partner(s) shall be deemed to have irrevocably consented, for purposes of
                Section 9.1 hereof, to such transfer.

                In the event that the transfer to the Bona Fide Purchaser pursuant to the Offer as set forth in the Offer Notice is not concluded within the Transferring Period for any reason, the Selling Partner(s) may not transfer its/their Shares except by submitting another Offer and complying with the provisions set forth in this Section 9.1.

          (iv) In the event the Offer Price specified in the Offer Notice includes any property or other consideration other than cash (including notes or other evidence of indebtedness) (collectively, "Non-Cash Consideration"), such Offer Price shall be deemed to be the sum of the amount of any cash included in the Offer Price plus the fair market value of such Non-Cash Consideration. The fair market value of such property and other consideration (the "Property Value") shall be determined by applying the procedure set forth in Section 9.5 below, except that the reference date used for the valuation of the Property Value shall be the date of receipt of the Offer Notice by the Other Partner(s). In case of a Non-Cash Consideration, the 60-day period referred to in clause (iii) above shall not begin until the final determination of the Property Value. Any consideration to be paid by the Other Partner(s) to the Selling Partner(s) pursuant to an election to exercise its/their right pursuant to clause (iii) above shall be, at the option of the Other Partner(s), (x) in cash in an amount equal to the sum of the amount of cash and the Property Value (as determined above) included in the Offer Price, or (y) the Offer Price, including the cash and the Non-Cash Consideration components thereof.

     (c)  (i)   The Parties further agree that indirect transfers of Shares of the Company (i.e., the consummation of any transaction or series of transactions other than a direct transfer of such Shares which would result in Shares in the Company being held directly or indirectly by an entity which is not a direct or indirect
                Wholly Owned Affiliate of a Principal) shall require the prior written consent of all the Principals. For the avoidance of doubt, the Parties acknowledge and agree that the consent of Schering shall not be required for indirect transfers of Shares in the Company if such indirect transfers would result in Shares in the Company being held by a direct or indirect Wholly Owned
                Affiliate of Hoechst or Aventis.

          (ii)  Absent an agreement pursuant to the provisions of paragraph
                (c)(i) above, if as a result of a transaction or a series of transactions, Shares in the Company are, become or are to be held directly or indirectly by an entity which is not a direct or indirect Wholly Owned Affiliate of Schering (except for members of the Aventis Group and the Hoechst Group), Schering shall immediately notify Hoechst and Aventis thereof. Hoechst and Aventis or any of their respective direct or indirect Wholly Owned Affiliates shall have the right to acquire all, but no less than all, the Shares in the Company held by the entity(ies) which are not, ceased to be, or will cease to be direct or indirect Wholly Owned Affiliates of Schering, at a price equal to the fair market value, and such entity(ies) shall be obliged to transfer its/their Shares in the Company to Hoechst, Aventis or their designated Wholly Owned Affiliates under these conditions should they elect to exercise this right. In order to exercise this right, Hoechst and/or Aventis must notify Schering thereof within 3 (three) months of the receipt of the initial notice from Schering to the respective Principal. The fair market value referred to in this clause (c)(ii) shall be determined in accordance with the provisions set forth in
                Section 9.5, except that the reference date used for the valuation of the Shares shall be the date of exercise of the option by Hoechst and/or Aventis.

          (iii) Absent an agreement pursuant to the provisions of paragraph
                (c)(i) above, if as a result of a transaction or a series of transactions, Shares in the Company are, become or are to be held directly or indirectly by an entity which is not a direct or indirect Wholly Owned Affiliate of Hoechst or

                Aventis (except for members of the Schering Group), Hoechst and/or Aventis shall immediately notify Schering thereof. The Schering Parties shall have the right to tender all, but no less than all, the Shares in the Company held by them to Hoechst and Aventis, at a price equal to the fair market value, and Hoechst and Aventis or any of their designated Wholly Owned Affiliates shall be obliged to acquire such Shares in the Company under these conditions should the Schering Parties elect to exercise this right. In order to exercise this right, Schering must notify Hoechst and/or Aventis thereof within 3 (three) months of the receipt of the initial notice from Hoechst and/or Aventis. The fair market value referred to in this clause (c)(iii) shall be determined in accordance with the provisions set forth in
                Section 9.5, except that the reference date used for the valuation of the Shares shall be the date of exercise of the option by Schering.

          (iv) The Parties shall ensure that the articles of incorporation of the Company include a provision reflecting as closely as possible the provisions set forth in clauses (ii) and (iii) of this paragraph (c).

          (v) The Parties agree that the provisions set forth in this Section 9.1(c) shall not be applicable to a change of Control of Schering, Hoechst or Aventis, which shall be governed exclusively by the provisions set forth in Article X hereof.

9.2 (a) Notwithstanding anything to the contrary in this agreement, after December 31, 2003, the Schering Parties shall be entitled to sell all, but not less than all, of their Shares in the Company via an IPO. If the Schering Parties elect to exercise this right, they shall forthwith notify Hoechst and Aventis in writing of their decision, in which case Hoechst and Aventis or any of their direct or indirect Wholly Owned Affiliates shall be entitled to acquire from the Schering Parties all, but not less than all, of the Shares in the Company held by the Schering Parties at fair market value (call option). Hoechst and Aventis or their Wholly Owned Affiliates shall be entitled to exercise this right until the beginning of the bookbuilding process by notifying Schering in writing of their decision. The Schering Parties shall be obliged to transfer these Shares to Hoechst and Aventis or their relevant Wholly Owned Affiliates under these conditions should they elect to exercise this right. Should neither Hoechst nor Aventis exercise this call option, they shall fully support such IPO, in particular, by agreeing to a share capital structure of the Company which would facilitate a wide shareholder base, i.e., the offering price of each share held by the Schering Parties in the Company not being greater than Euro 50 (fifty).

     (b) Notwithstanding anything to the contrary in this agreement, after December 31, 2003, the Aventis Parties and the Hoechst Parties shall be entitled to sell all or part of their Shares in the Company via an IPO. If the Aventis Parties or the Hoechst Parties elect to exercise this right, they shall forthwith notify Schering in writing of their decision, in which case Schering or any of its direct or indirect

          Wholly Owned Affiliates shall be entitled to acquire from the Aventis Parties or the Hoechst Parties, as the case may be, all, but not less than all, of the Shares in the Company offered for sale by the Aventis Parties or the Hoechst Parties at fair market value (call option). Schering or its Wholly Owned Affiliates shall be entitled to exercise this right until the beginning of the bookbuilding process by notifying Aventis or Hoechst, as the case may be, in writing of their decision. The Aventis Parties or the Hoechst Parties, as the case may be, shall be obliged to transfer these Shares to Schering or its relevant Wholly Owned Affiliates under these conditions should they elect to exercise this right. Should Schering not exercise this call option, it shall fully support such IPO, in particular, by agreeing to a share capital structure of the Company which would facilitate a wide shareholder base, i.e., the offering price of each share held by the Aventis Parties or the Hoechst Parties in the Company not being greater than Euro 50 (fifty).

9.3 After January 1, 2007, the Schering Parties shall be entitled to tender all, but no less than all, of their Shares in the Company to Hoechst and Aventis for acquisition at fair market value (put option), and Hoechst and Aventis or any of their designated Wholly Owned Affiliates shall be obliged to purchase such Shares from the Schering Parties under these conditions should the Schering Parties elect to exercise this right. The Schering Parties shall also be entitled to tender all, but no less than all, of their Shares in the Company to Hoechst and Aventis at fair market value at any time, if their aggregate direct or indirect shareholding in the Company should fall below 15% (fifteen per cent) as a result of dilution only (put option), and Hoechst and Aventis or their designated Wholly Owned Affiliates shall be obliged to purchase such Shares from the Schering Parties under these conditions should the Schering Parties elect to exercise this right. In both cases, such put option may be exercised by the Schering Parties by notifying Hoechst and Aventis with a 3 (three) months' notice, provided, however, that Hoechst and Aventis may jointly
                     --------  -------
     defer purchase and transfer of the Shares in the Company held by the Schering Parties for up to 12 (twelve) months from the expiration of the notice period for reasonable cause, by giving 3 (three) months' notice; provided, further, that in the event Hoechst and Aventis do not notify
     --------  -------
     Schering within a maximum of 30 (thirty) days after the receipt of the initial notice from Schering stating its election to exercise its put option that they wish to defer the purchase and transfer of the Shares, they shall be deemed to have irrevocably consented to purchase the relevant Shares at the time set forth in Schering's notice.

9.4 After January 1, 2007, Hoechst and Aventis or any of their Wholly Owned Affiliates shall be entitled to acquire from the Schering Parties all, but no less than all, of the Shares in the Company held by the Schering Parties at fair market value (call option), and the Schering Parties shall be obliged to transfer these Shares to Hoechst and Aventis or their relevant Wholly Owned Affiliates under these conditions should they elect to exercise this right. Such call option may be exercised by Hoechst and Aventis by notifying the Schering Parties in writing of their decision with a 3 (three) months' notice, provided, however, that the Schering Parties
                                 --------  -------
     may defer the sale and transfer of their Shares in the Company for up to 12 (twelve) months from the expiration of the notice period due to adverse market conditions, by giving 3 (three) months' notice; provided, further,
                                                            --------  -------
     that in the event Schering does not notify Hoechst and/or Aventis within a maximum of 30

     (thirty) days after the receipt of the initial notice from Hoechst and/or Aventis stating its/their election to exercise its/their call option that it wishes to defer the sale and transfer of the Shares, it shall be deemed to have irrevocably consented to purchase the relevant Shares at the time set forth in Hoechst's or Aventis' notice.

9.5 For the purpose of this Article IX fair market value is the fully distributed value at the time the option under 9.2 is exercised or, in the case of Sections 9.3 and 9.4, the time of actual transfer of the Shares. The fair market value shall be determined by two investment bankers appointed by Hoechst and/or Aventis on the one hand and Schering on the other hand, using customary valuation methods and giving inter alia consideration to the potential of the product pipeline, however, not considering a control premium. Hoechst and/or Aventis, on the one hand, and Schering, on the other hand, shall be obliged to appoint their respective investment banker as soon as possible, and in no event more than 20 (twenty) days after an option is notified to be exercised in accordance with the provisions of this agreement. In the event the two investment bankers do not agree on the fair market value within 30 (thirty) days after the date the last investment banker accepted its appointment, either investment banker shall immediately notify the Principals in writing of such a disagreement and of the range of values established by the two investment bankers, and in no event more than 5 (five) days after the expiration of the 30-day period referred to in the previous sentence. Promptly upon the receipt of this notice, Hoechst and/or Aventis and Schering shall negotiate in good faith to jointly appoint a third investment banker.

     In the event that Hoechst and/or Aventis and Schering do not reach an agreement on the appointment of such third investment banker within 15 (fifteen) days after the receipt of the initial notice of disagreement from either of the two initial investment bankers, either Hoechst and/or Aventis or Schering shall be entitled to apply to the International Center for Expertise of the International Chamber of Commerce ("ICC") for the purpose of appointing a third investment banker to determine the fair market value. The appointment of the third investment banker by the International Center for Expertise of the ICC shall be final and binding on the Parties. The third investment banker appointed in accordance with the provisions hereof shall be instructed to finally and conclusively determine the fair market value within the range of values determined by the two initial investment bankers. The determination of the fair market value by the third investment banker shall be final and binding on the Parties. The appointment by the International Center for Expertise of the ICC shall apply, mutatis mutandis, if a Party fails to appoint an investment banker within the time period provided for herein.

     Each of the Parties agrees to provide full access to all relevant books, documents and corporate records to the investment bankers appointed in accordance with the provisions hereof for the purpose of determining the fair market value.

9.6 Unless otherwise agreed by Hoechst and Aventis, Hoechst and Aventis are entitled under this Article IX and obligated under this Article IX pro rata based upon their relative direct or indirect participation in the Company.

9.7 Any transfer of the Shares in the Company to a third party shall require the approval of the majority of the voting rights in an extraordinary shareholders' meeting, and the Parties shall ensure that the bylaws of the Company so provide; provided, however, that the Parties agree that they
                         --------  -------
     shall be irrevocably obliged to approve the transfer of the Shares if the procedures set forth in this Article IX have been complied with.


ARTICLE X - CHANGE OF CONTROL

10.1 In case of a change of Control of Schering that adversely affects the interests of Hoechst, of Aventis or of the Company (in particular if the party controlling Schering is competing with the Company), Schering shall immediately inform Hoechst and Aventis thereof. Hoechst and Aventis or any of their direct or indirect Wholly Owned Affiliates shall be entitled to acquire from the Schering Parties all, but not less than all, of their Shares in the Company at fair market value (call option), and the Schering Parties shall be obliged to transfer such Shares to Hoechst and Aventis or their relevant Wholly Owned Affiliates under these conditions should they elect to exercise this right. In order to exercise this call option, Hoechst and Aventis must notify Schering thereof at the latest within 6
     (six) months after the receipt of the notice from Schering informing them of the change of Control. If the call option should be exercised prior to January 1, 2007 then the Schering Parties may, subject to applicable law, elect to abstain from transferring their Shares in the Company and instead implement an appropriate structure to hold separate their voting rights in the Company and their rights under Article V and sections 6.1, 6.2 and 6.4 hereof, provided that any such structure shall be acceptable to Hoechst and Aventis and shall ensure that the change of Control of Schering will not affect the interests of Hoechst, of Aventis or of the Company. In such a case the Schering Parties shall transfer their Shares in the Company to Hoechst and Aventis or their relevant Wholly Owned Affiliates at fair market value on January 1, 2007, but in no case earlier than 7 (seven) years after Closing.

10.2 In case of a change of Control of Hoechst or Aventis that adversely affects the interests of Schering or of the Company (in particular if the party controlling Hoechst or Aventis is competing with the Company), Hoechst or Aventis shall immediately inform Schering thereof. The Schering Parties shall be entitled to tender all, but not less than all, of their Shares in the Company to Hoechst and Aventis for acquisition at fair market value (put option), and Hoechst and Aventis or any of their relevant Wholly Owned Affiliates shall be obliged to purchase such Shares from the Schering Parties under these conditions should the Schering Parties elect to exercise this right. In order to exercise this put option, Schering must notify Hoechst or Aventis thereof at the latest within 6 (six) months after the receipt of the notice from Hoechst or Aventis informing it of the change of Control.

10.3 For purposes of this Article X, a change of Control with respect to Hoechst, Schering or Aventis shall be determined according to the German law concept of Control, as referred to in (S) 17 AktG (German Stock Corporation Act) or any successor thereof. Fair market value shall be determined according to section 9.5 hereof, except that the reference date used for the valuation of the Shares shall be the date of exercise of the option.

10.4 Unless otherwise agreed by Hoechst and Aventis, Hoechst and Aventis are entitled under this Article X and obliged under this Article X pro rata based upon their relative participation in the Company.


ARTICLE XI - EFFECTIVENESS - CLOSING

11.1 This agreement shall be effective immediately upon its signature by the Parties, with the exception of the provisions set forth in Articles V, VI, VII, VIII, IX, X and XII and Sections 14.6 and 14.16 hereof, which shall only become effective upon Closing.

11.2 The direct or indirect contribution of Schering's and Hoechst's Shares or stakes in AgrEvo GmbH and AgrEvo US and of Aventis' Shares in RP Agro to the Company shall be made at closing of this agreement (the "Closing") which shall take place on January 1, 2000 or as soon as possible thereafter.

11.3 The contribution of Aventis' Shares in RP Agro to the Company shall be made exclusive of all rights (coupon detached) to all distributions to be made with respect to the 1999 profits of RP Agro, which rights shall remain with Aventis or its relevant Affiliate. The contribution of Hoechst's and Schering's respective Shares or stakes in AgrEvo GmbH and AgrEvo US to the Company shall be made inclusive of all rights (coupon attached) to all distributions to be made with respect to the 1999 profits of AgrEvo GmbH and AgrEvo US.

11.4 The Parties agree that a dividend of Euro 60 (sixty) million shall be paid to Aventis or its relevant Affiliate prior to the Closing in respect of the 1999 profits of RP Agro. The Parties further agree that an additional equity contribution shall be made by Rhone-Poulenc Sante Vegetale et Animale to the Company within 2 (two) months after the Closing, such equity contribution to be equal to Euro 60 (sixty) million plus an interest on such amount for the period between January 1, 2000 and the actual date of contribution at a rate equal to the one-month EURIBOR at January 1, 2000 (calculated on the basis of a 360-day year) plus 12.5 bp. The Parties agree to take all actions necessary, including by waiving any preferential rights which they might otherwise have in connection with such an additional equity contribution, so that upon the consummation of such contribution the respective shareholding ratios of the Aventis Group, the Hoechst Group and the Schering Group in the Company shall be 47.93 %, 28.07 % and 24.0%.

     The Parties further agree that no dividends shall be distributed prior to the Closing in respect of the 1999 profits of AgrEvo.

11.5 (not used)

11.6 Should at the time of scheduled Closing of this agreement any required anti-trust clearances be still outstanding, the Parties will establish a structure that allows Closing nevertheless. In particular, where appropriate the Parties shall use all reasonable efforts to set up a "hold separate structure" which may include a transfer of Shares or business activities to a third party not objectionable to local government authorities.

11.7 The Parties undertake to use their best efforts to obtain any approvals for the Closing required by law and to have the conditions precedent fulfilled as soon as possible. Each of the Parties is obliged to exercise its best efforts to complete the transaction contemplated by this agreement and will in particular exchange all information necessary to complete the transaction, make and pursue in close cooperation with the other Parties all tax filings, anti-trust filings or other filings with public authorities, and conclude all further agreements as reasonably necessary in order to establish in a timely manner the worldwide agro business of the Parties as contemplated by this agreement.

      In the event that a timely achievement of any act or agreement that may be necessary for the timely implementation of the transaction contemplated by this agreement appears to be unlikely and the Parties do not unanimously agree to waive such act or agreement, then the Parties shall use their best efforts to negotiate and agree on an alternative solution, which provides equivalent levels of legal protection and economic benefits to the Parties, so that the requirement can be unanimously waived (such waiver not to be unreasonably withheld).

11.8 With regard to requirements by the EU-Commission or any other anti-trust authority regarding the divestment of any agro business, this shall not hinder the Closing of this agreement and the proceeds from any such divestment shall be contributed to the Company in lieu of the asset that had to be divested.

11.9 If this agreement has not been closed by October 31, 2000, this agreement shall terminate automatically. Sections 2.2, 2.3(i), 11.10, 14.1 through 14.5, 14.7 through 14.10, 14.12 and 14.13 hereof, however, will survive such termination.

11.10 In case that (i) this agreement has not been closed by July 31, 2000 for reasons which are beyond Schering's control, (ii) the closing of the Exchange Offer has already taken place by that time and (iii) Hoechst and Aventis within a further period of 3 (three) months have failed to propose an alternative structure which would allow the Closing without material and uncompensated legal or economic disadvantages to Schering, then Schering shall be entitled to acquire from Hoechst all, but not less than all, of its shares in AgrEvo GmbH and its stake in AgrEvo US at fair market value (call option), and Hoechst shall be obliged to transfer such shares to Schering under these conditions should Schering elect to exercise this right. Such call option may only be exercised within a period of 3 (three) months, i.e., until January 31, 2001. Should Schering not exercise this call option within the given period of time, Hoechst shall be entitled to acquire from Schering all, but not less than all, of its shares in AgrEvo GmbH and its stake in AgrEvo US at fair market value (call option) which may only be exercised within a subsequent period of 3 (three) months, i.e., until April 30, 2001, and Schering shall be obliged to transfer such shares to Hoechst under these conditions should Hoechst elect to exercise this right. Fair market value shall be determined according to Section 9.5 hereof, except that a control premium up to 10% (ten percent) - for the purpose of such determination taking a joint control of both. Hoechst and Schering, in AgrEvo into account -may be considered by the investment bankers, if and to the extent deemed appropriate by them.

11.11 If a Party breaches this agreement and as a consequence according to the terms of this agreement is entitled to a material benefit, then the respective Party shall not be entitled to such benefit. Without limitation, this applies to the call options of Schering and Hoechst set forth in Section 11.10 hereof.


ARTICLE XII - TERMINATION

12.1 This agreement shall be valid for as long as any Schering Party holds Shares in the Company. If the shareholding of the Schering Group should fall below 15% (fifteen percent), then the rights of the Schering Group as described in the provisions set forth in Article V and Section 6.2 hereof shall terminate. If the shareholding of the Schering Group should fall below 5% (five percent), then the rights of the Schering Group as described in the provisions set forth in Section 6.4 hereof shall also terminate. This agreement shall also terminate if neither the Aventis Group nor the Hoechst Group holds Shares in the Company.

12.2 In addition, in the event that insolvency, bankruptcy, receivership, assignment of assets to creditors, general agreement with creditors or similar proceedings are opened or not opened for reason of lack of funds with respect to a Party, whether on a voluntary basis or not, the Party with respect to which such proceedings are opened or not opened for reason of lack of funds (the "Insolvent Party") shall immediately notify the other Parties thereof in writing, and the other Parties shall have the right to purchase the Shares in the Company of the Insolvent Party at fair market value if such situation is not remedied within 2 (two) months. The Insolvent Party shall be obliged to transfer its Shares in the Company to the other Parties should they elect to exercise this right; provided,
                                                                  --------
      however, that in the event a Hoechst Party is the Insolvent Party, Aventis
      -------
      or any of its direct or indirect Wholly Owned Affiliate shall have priority over Schering to acquire all of the Shares in the Company held by such Hoechst Party, and in the event an Aventis Party is the Insolvent Party, Hoechst or any of its direct or indirect Wholly Owned Affiliates shall have priority over Schering to acquire all of the Shares in the Company held by such Aventis Party. In the event the non-Insolvent Parties elect to exercise the right described in this Section 12.2, they shall notify the Insolvent Party in writing of such election within 90 (ninety) days after the receipt of the notice from the Insolvent Party informing them of the beginning of insolvency proceedings. The fair market value referred to in this Section 12.2 shall be determined in accordance with the provisions set forth in Section 9.5, except that the reference date to be used for the valuation of the Shares shall be the date of exercise of their option by the non-Insolvent Parties.

ARTICLE XIII - GUARANTEE OF PERFORMANCE

13.1 Aventis hereby guarantees to each of the Hoechst Parties and the Schering Parties the performance of, and compliance with, the relevant agreements, covenants and obligations contained in this agreement of any of its Affiliates which hold, or in the past held, Shares in the Company.

13.2 Hoechst hereby guarantees to each of the Aventis Parties and the Schering Parties the performance of, and compliance with, the relevant agreements, covenants and obligations contained in this agreement of any of its Affiliates which hold, or in the past held, Shares in the Company.

13.3 Schering hereby guarantees to each of the Hoechst and the Aventis Parties the performance of, and compliance with, the relevant agreements, covenants and obligations contained in this agreement of any of its Affiliates which hold, or in the past held, Shares in the Company.


ARTICLE XIV - MISCELLANEOUS

14.1  Reimbursement of Schering's Costs in case of a Failure to Close
      ---------------------------------------------------------------

      If this agreement should not be closed by October 31, 2000, Schering will, upon its request, be reimbursed by Hoechst and Aventis for its reasonable expenses hereunder (including reasonable attorney's fees and consultant's fees). This right for reimbursement of costs, if exercised, shall be in lieu of and not in addition to Schering's rights under Section 11.10 hereof.

14.2  Expenses
      --------

      Transaction costs, in particular the costs of notarization of this agreement shall be borne by the Company. Except as provided for in Section
      14.1 hereof, each Party shall bear the costs of its advisors, including attorney's fees. Transfer taxes, if any, shall also be borne by the Company.

14.3  Confidentiality and Press Release
      ---------------------------------

      (a) Each Party shall keep secret any and all confidential information that is made available to it by the other Parties or by the Company, and shall not use this information for purposes other than those provided for in the present agreement. This obligation, however, shall not apply to information which (i) was already known to the receiving person, (ii) is or becomes publicly available or known through no fault of the disclosing or receiving Party, (iii) is disclosed to the receiving person by a third party who has the right to disclose such information, or (iv) based on the disclosing Party's good faith judgment with the advice of legal counsel, is otherwise required by a public authority to be disclosed in compliance with applicable laws, provided that the disclosing Party shall use
          --------
          reasonable efforts to obtain assurance that confidential treatment will be accorded such information, and provided further that such
                                                  -------- -------
          information shall remain confidential for all other purposes unless sub-clauses (i) through (iii) immediately above otherwise apply.

     (b) Public announcements by a Party relating to this transaction, the operations of the Company or this agreement other than already made by the Company shall require the prior consent of the other Parties, unless such announcements are mandatory under applicable law, in which case all Parties shall be consulted beforehand to the extent possible.

14.4 Governing Law
     -------------

     This agreement shall be governed by and construed in accordance with the laws of France, without regard to its conflict of laws rules.

14.5 Dispute Resolution
     ------------------

     (a) Any differences, questions or disputes arising in connection with this agreement shall be settled by an amicable effort on the part of the Principals. Such effort shall be referred to the chief executive officers of the Principals if no agreement has been achieved within two weeks from the date the first request for an amicable settlement is raised by one of the Parties. The effort shall be considered to have failed if within two weeks after reference to the chief executive officers, the Parties have not resolved the matter amicably.

     (b) Any dispute, controversy or claim arising out of or relating to this agreement, or the breach, termination or invalidity thereof which has not been resolved amicably pursuant to the provisions of Section 14.5(a) shall be finally settled by arbitration in accordance with the UNCITRAL Arbitration Rules by 3 (three) arbitrators, without recourse to the ordinary courts of law. The place of arbitration shall be in Geneva, and the language of the arbitration shall be English.

          The arbitral tribunal shall also be authorized to issue interim measures and injunctive relief. For this purpose, the Parties shall, however, also have access to any competent ordinary court of law.

14.6 Entire Agreement-Termination of Prior Agreements
     ------------------------------------------------

     (a) This agreement constitutes the full understanding of the Parties and a complete and exclusive statement of the terms and conditions of the agreement relating to the subject matter hereof (other than the separate agreement entered into between Aventis and Hoechst on the date hereof) and merges, cancels and supersedes all prior memoranda of intent, memoranda of terms, and other documents heretofore executed by or exchanged, circulated or discussed between the Parties with respect to the subject matter hereof, except as set forth in Section 14.6(b)(ii) below.

     (b) (i) For the avoidance of doubt, the Parties hereby agree that this agreement supersedes and replaces the Agro Business Combination Agreement of March 3, 1999, notarial deed A. Prot 1999/25 of the notary public Stephan Cueni, Basel, Switzerland, and the Agro Business Combination Agreement of June 23, 1999, notarial deed A. Prot 1999/119 of the notary public Stephan Cueni, Basel, Switzerland.

          (ii) Furthermore, this agreement supersedes and replaces (x) the AgrEvo Agreement, (y) the Basisvertrag and the Personalvertrag, both dated November 25, 1993 between Schering and Hoechst, and all other agreements related to their joint venture in the field of crop protection, and (z) the U.S. Partnership Agreement dated as of January 1, 1994 related to Hoechst's and Schering's joint venture in the field of crop protection, which agreements shall terminate as of Closing; provided, however, that Sections 10 and
                                        --------  -------
               11 of the Basisvertrag shall survive such termination.

               In addition, notwithstanding the foregoing, Schering and Hoechst agree that the indemnification and other obligations undertaken by NOR-AM Chemical Company or AgriVet Inc., as the case may be, under Articles VII and IX of the U.S. Partnership Agreement, under Section 3.02 and Article IX of the Asset Transfer Agreement dated as of January 1, 1994 between AgriVet Inc. and AgrEvo US, and under Section 3.02 and Article IX of the Asset Transfer Agreement dated as of January 1, 1994 between NOR-AM Chemical Company and AgrEvo US shall not be, or deemed to be, transferred, terminated or modified by any of the transactions contemplated hereby, including, without limitation, the termination of the U.S. Partnership Agreement, the dissolution of AgrEvo US and the transfer of assets and liabilities of AgrEvo US to any successor company, provided, however, that in no case NOR-AM Chemical
                        ------------------
               Company shall have any liability in connection with, or from having acted as, a general partner in AgrEvo US. Schering agrees that it will ensure that NOR-AM Chemical Company will perform such indemnification and other obligations of NOR-AM Chemical Company, as if references in such agreements to the Partnership or AgriVet Inc. were references to any such successor company. Hoechst agrees that it will ensure that one of its Affiliates (other than the Company or any of its subsidiaries) will perform such indemnification and other obligations of AgriVet Inc., as if references in such agreements to the Partnership or NOR-AM Chemical Company were references to any such successor company. Both Schering and Hoechst confirm that they have been handed over copies of the three agreements referred to in this paragraph and that they are aware of the obligations contained therein.

      (c) Hoechst and Schering shall take all necessary actions to terminate the current Articles of AgrEvo GmbH, which shall be replaced with Articles consistent with the arrangements contemplated by this agreement.

14.7  No Rescission
      -------------

      The Parties are not entitled to rescind this agreement for any reason whatsoever, other than reasons related to public policy matters (ordre public).

14.8  Assignment
      ----------

      The assignment by a Party of this agreement or of any rights and obligations under this agreement shall require the prior written consent of the other Parties.

14.9  Severability
      ------------

      In the event that a provision of the present agreement becomes or is held invalid, illegal or unenforceable in any respect, then as a replacement for the invalid, illegal or unenforceable provision, the Parties shall endeavor to work out and implement an agreement whose financial economic and legal effect comes as close as possible to that of the invalid, illegal or unenforceable provision. Even if this should not be achieved, the invalidity, illegality or unenforceability of the relevant provision shall not affect the validity, legality and enforceability of the remaining provisions, unless the absence of the invalidated provision would have caused the Parties not to sign this agreement.

14.10 Headings
      --------

      Article and Section headings and the Table of Contents used herein are for convenience of reference only, are deemed not to be part of this agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this agreement.

14.11 (not used)
      ----------

14.12 Force Majeure
      -------------

      Insofar as and as long as a Party should be prevented from fulfilling its obligations for reasons of force majeure, which, for purposes of this agreement, shall be defined as events which could not be predicted and prevented, even with the extreme caution that can reasonably be expected of a prudent businessman, and which cannot be overcome then such Party shall be released from this fulfilment. The relevant Party shall immediately inform the other Parties of the circumstances of the force majeure and shall use its best efforts to remedy these circumstances. Insofar as necessary and feasible, the Parties shall negotiate any adaptation measures rendered necessary should the force majeure circumstances be continuing.

14.13  Waiver - Amendment
       ------------------

       No provision of this agreement may be waived except by a writing signed by the Party entitled to the benefit thereof, and no such waiver of any provision hereof in one instance shall constitute a waiver of any other provision or of such provision in any other instance. No omission, delay or failure on the part of any Party in exercising any rights hereunder will constitute a waiver of such rights or of any other rights hereunder. Neither this agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by each Party, which instrument shall specifically indicate that it is the desire of the Parties to waive, amend or modify this agreement.

14.14  Consequences of a Delayed Closing
       ---------------------------------

       Dates given in this agreement are based on the assumption that the Closing of this agreement will occur on January 1, 2000. If this Closing should be delayed, the dates contained in Articles IX and X of this Agreement will change accordingly.

14.15  Notices
       -------

       For purposes of this agreement, a notice to be made to any Party shall be made in writing and shall be delivered by fax, by registered mail, by hand or by overnight courier service to the relevant Party. In addition, a notice from a Principal shall be deemed to be made on behalf of the other Parties of the Group of which such Principal is a member.

14.16  Non-Competition Covenant
       ------------------------

(a) Except as otherwise set forth in this Section 14.16, during the term of this agreement, aside from its interest in the Company, no Principal, be it itself or through any of its direct or indirect subsidiaries, shall sell, supply for use, license or conduct research and development activities specifically for products or services included in the Field of Activity of the Company (as defined in Section 14.16(e) below), except for services and performances on behalf of the Company according to this agreement or any intragroup agreement.

(b) The Parties agree that the provisions of Section 14.16 (a) shall not apply to:

      (i) the toll manufacturing for a third party by Aventis, Hoechst or Schering or any Affiliate or successor thereof pursuant to customary toll manufacturing arrangements of bulk or formulated products identical or similar to those manufactured, sold, licensed or supplied for use by the Company;

     (ii) any license, authorization or other grant of a right by Aventis, Hoechst or Schering or any Affiliate or successor thereof, which license, authorization or other grant of a right is (x) first offered to the Company, together with information reasonably sufficient for the Company to consider such offer, and (y) not accepted in writing by the Company within 3 (three) months after such offer is made; provided that the terms and conditions offered to the relevant third party shall not be more favorable to such third party than those offered to and not accepted by the Company;

     (iii) the manufacture, sale or supply for use of, or the license or authorization of (or other grant of a right to) a third party by Aventis, Hoechst or Schering or any Affiliate or successor thereof in respect of a product the application of which is intended to be outside the scope of the Field of Activity of the Company.

(c) The prohibition to compete described in Section 14.16(a) above shall not prohibit any Principal and/or any direct or indirect subsidiary thereof (the "Acquiring Party") from acquiring businesses or companies engaged in activities which are covered by the prohibition to compete described in
     Section 14.16(a) above, but only to the extent that such activities do not represent more than 50% (fifty percent) of the annual consolidated sales of the acquired businesses or companies, or from being acquired by, or merging with businesses or companies engaged in activities covered by the prohibition to compete described in Section 14.16(a) above; provided,
                                                                 --------
     however, that in the event that the businesses or activities acquired by
     -------
     the Acquiring Party and covered by the prohibition to compete amount to more than Euro 1 (one) million in annual consolidated sales, the Acquiring Party shall, or shall cause its relevant subsidiary to, offer in writing (the "Notification") such businesses or activities for sale to the Company at a price to be equal to the fair market value of such businesses or activities (as determined pursuant to the following paragraph) within six months after the date of completion of the acquisition, to the extent that
     (i) the level of control acquired by the Acquiring Party over such businesses or activities allows it to do so under the applicable corporate governance principles, and (ii) it may freely do so under applicable laws and/or pre-existing contractual obligations (i.e., obligations other than those negotiated in the context of the relevant transaction).

     Promptly after the Notification, the fair market value of the businesses or activities offered shall be determined by an investment bank appointed jointly by the Acquiring Party and the Company. If the Acquiring Party and the Company do not reach an agreement on the appointment of a single investment bank within 15 (fifteen) days after the date of the Notification, the fair market value of the relevant businesses or activities shall be determined by three investment banks, whose appointment shall be made in accordance with the principles set forth in Section 9.5 hereof. The determination of the fair market value of the relevant businesses or activities shall be made in accordance with the principles set forth in Section 9.5 hereof, except that the reference date for the valuation of the relevant businesses or activities shall be the date of the Notification. The fees of the investment banks so appointed shall be shared in half by the Acquiring Party and the Company, unless the Company notifies in writing its intention not to acquire the relevant businesses or activities within three months after the date of final determination of the fair market value of the relevant businesses or activities or fails to notify in writing its intention to acquire the relevant businesses or activities within three months after the date of final determination of the fair market value, in which cases the fees of the investment banks shall be borne by the Acquiring Party. Should the Company notify in writing its intention not to acquire the relevant businesses or activities within three-month after the date of final determination of the fair market value of the relevant businesses or activities or fails to notify in writing its intention to acquire the relevant businesses or activities within three months after the date of final determination of the fair market value, or should the Acquiring Party and the Company fail to reach a final agreement on the terms and conditions of a sale of the relevant activities or businesses within three months after the date of the final determination of the fair market value of the relevant businesses or activities, the Acquiring Party shall, or shall cause its relevant subsidiary to, use reasonable efforts to sell such businesses or activities within a reasonable period of time, including by actively marketing the relevant activities at a price equal to the fair market value as determined in this paragraph and on such other terms as are reasonably likely to result in a sale. The Parties agree that a failure by the Acquiring Party to sell the relevant businesses or activities within a reasonable period of time after using reasonable efforts shall not result in a breach of the prohibition to compete described in Section 14.16(a) above. The Parties further agree that the survival of certain supply, license or other relationships between the Acquiring Party and/or its Affiliates and the divested businesses or activities for legitimate antitrust, intellectual property or other reasons shall not be deemed to be a breach of the non-competition covenant set forth in Section 14.16(a) above.

(d) Notwithstanding anything in this Section 14.16 to the contrary, the Aventis Group and the Hoechst Group shall cease to be bound by the non-competition covenant set forth in Section 14.16(a) above if the shareholding of the Schering Group in the Company shall fall below 15% (fifteen percent). Similarly, notwithstanding anything in this Section 14.16 to the contrary, the Schering Group shall cease to be bound by the non-competition covenant set forth in Section 14.16(a) above if the aggregate shareholding of Aventis Group and the Hoechst Group in the Company shall fall below 15% (fifteen percent).

(e) For purposes of this Section 14.16, the phrase "Field of Activity of the Company" shall mean research, development, production and distribution, all as done by the Company as of the date of Closing (i) of products, processes and services to prevent damage to plants and harvested crops caused by insects, weeds, fungi, bacteria, viruses or other harmful organisms, for applications in agriculture, forestry and horticulture and for use in households and industry, for hygiene, for protection of inventories and materials (also including genetic engineering methods and seeds), (ii) of insecticides, rodenticides, herbicides, fungicides and similar products for use in households and industry, for hygiene, for protection of inventories and materials (also including genetic engineering methods and seeds), (iii) of special and liquid fertilizers of all types, and (iv) of plant growth regulators. For the avoidance of doubt, the Parties agree that activities related to animal health shall not be deemed to be included in the Field of Activity of the Company. The Parties agree that should the scope of the activities of the Company change significantly from the Field of Activity, the Parties shall negotiate in good faith in order to decide what amendments, if any, should be made to the definition of Field of Activity of the Company set forth in this paragraph.



IN WITNESS THEREOF this Notarial Deed has been read aloud to the persons appearing and was confirmed and approved by the persons appearing. The persons appearing then signed this Deed. All this was done at the day herebelow written in the presence of me, the Notary Public, who also signed this Deed and affixed my official Seal.

Basel, this 29th (twenty-ninth) day of December 1999 (nineteen hundred and ninety-nine)
                                              (1) ______________________________

                                              (2) ______________________________

                                              (3) ______________________________

                                       The Notary ______________________________

                               TABLE OF CONTENTS
ARTICLE I - CERTAIN DEFINITIONS................................................              5
ARTICLE II - BUSINESS COMBINATION..............................................              6
ARTICLE III - CONTRIBUTIONS TO THE COMPANY.....................................              7
     3.1  Contributions of the Aventis Parties.................................              7
          ------------------------------------
     3.2  Contributions of Hoechst.............................................              8
          ------------------------
     3.3  Contributions of the Schering Parties................................              8
          -------------------------------------
ARTICLE IV - SHAREHOLDING......................................................              8
ARTICLE V - GOVERNANCE OF THE COMPANY..........................................              9
     5.1  Corporate Bodies of the Company......................................              9
          -------------------------------
     5.2  Shareholders' Meeting................................................              9
          ---------------------
     5.3  Supervisory Board (Conseil de surveillance)..........................              9
          -------------------------------------------
        5.3.1  Composition and Meetings of the Supervisory Board...............              9
               -------------------------------------------------
        5.3.2  Powers of the supervisory board.................................             12
               -------------------------------
     5.4  Management Board (Directoire)........................................             13
          -----------------------------
        5.4.1  Composition and Meetings of the Management Board................             13
               ------------------------------------------------
        5.4.2  Powers of the Management Board..................................             14
               ------------------------------
        5.4.3  Intragroup Transactions.........................................             15
               -----------------------
ARTICLE VI - MINORITY PROTECTION...............................................             15
     6.1  Information..........................................................             15
          -----------
     6.2  Decisions Requiring the Consent of the Schering Parties..............             15
          -------------------------------------------------------
     6.3  Capital Increase.....................................................             16
          ----------------
     6.4  Dividends............................................................             16
          ---------
     6.5  Financial Statements.................................................             16
          --------------------
ARTICLE VII - RESTRUCTURING....................................................             16
ARTICLE VIII - RESEARCH COOPERATION............................................             17
ARTICLE IX - TRANSFER OF SHARES................................................             18
ARTICLE X - CHANGE OF CONTROL..................................................             25
ARTICLE XI - EFFECTIVENESS - CLOSING...........................................             26
ARTICLE XII - TERMINATION......................................................             28
ARTICLE XIII - GUARANTEE OF PERFORMANCE........................................             29
ARTICLE XIV - MISCELLANEOUS....................................................             29
     14.1   Reimbursement of Schering's Costs in case of a Failure to Close....             29
            ---------------------------------------------------------------
     14.2   Expenses...........................................................             29
            --------
     14.3   Confidentiality and Press Release..................................             29
            ---------------------------------
     14.4   Governing Law......................................................             30
            -------------
     14.5.  Dispute Resolution.................................................             30
            ------------------
     14.6   Entire Agreement - Termination of Prior Agreements.................             31
            --------------------------------------------------
     14.7   No Rescission......................................................             32
            -------------
     14.8   Assignment.........................................................             32
            ----------
     14.9   Severability.......................................................             32
            ------------
     14.10  Headings...........................................................             32
            --------
     14.11  (not used).........................................................             32
            ----------
     14.12  Force Majeure......................................................             32
            -------------
     14.13  Waiver - Amendment.................................................             33
            ------------------
     14.14  Consequences of a Delayed Closing..................................             33
            ---------------------------------

                                       2

14.15  Notices...................................................................           33
       -------
14.16  Non-Competition Covenant..................................................           33
       ------------------------